Exhibit 99.1

DCP MIDSTREAM, LP REPORTS FIRST QUARTER 2017 RESULTS
DENVER, May 10, 2017 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or the Partnership, today reported financial results for the three months ended March 31, 2017.
FIRST QUARTER 2017 SUMMARY RESULTS

	Three Months Ended
	March 31,
	2017		2016 (2)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$101		$65
Net income per limited partner unit - basic and diluted	$0.41		$0.36
Adjusted EBITDA(1)	$245		$307
Distributable cash flow(1)	$161	$	**

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow and adjusted segment EBITDA. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

(2)
Includes the DCP Midstream Business, which the Partnership acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow has not been calculated under the pooling method.
RECENT HIGHLIGHTS

•
On January 1, 2017, the Partnership closed a transaction combining the assets and debt of DCP Midstream, LLC (Midstream) with the Partnership (Transaction), creating one of the largest NGL producers and gas processors in the U.S. with an enterprise value of approximately $11 billion. The combined company was renamed DCP Midstream, LP and the New York Stock Exchange stock ticker symbol was changed to “DCP”.

•	Net income attributable to partners was $101 million for the three months ended March 31, 2017, or $0.41 per basic and diluted limited partner unit.

•	Distributable cash flow was $161 million for the three months ended March 31, 2017, resulting in a 1.04 times distribution coverage ratio based on distributions declared for the first quarter of 2017.

•	Adjusted EBITDA was $245 million in the first quarter of 2017.

•	During the first quarter of 2017, the following growth projects were underway:

◦
$70 million capacity expansion project, net to our two-thirds interest, to 365,000 barrels per day (BPD) on Sand Hills NGL pipeline, expected to be in service in the fourth quarter of 2017, to meet growth in the Permian and Delaware basins.

◦
$70 million, net to our two-thirds interest, for multiple new supply connectors, throughout 2017, driving incremental volume growth on Sand Hills NGL pipeline form the Permian, Delaware and other regions.

◦	$395 million, 200 million cubic feet per day (MMcf/d) Mewbourn 3 plant and additional compression and gathering infrastructure in the DJ Basin, expected to be in service in the fourth quarter of 2018.

◦	$25 million additional field compression and plant bypass infrastructure in the DJ Basin that will add approximately 40 MMcf/d of incremental capacity in the third quarter of 2017.

•
In April 2017, Kinder Morgan and the Partnership, announced they signed a non-binding letter of intent regarding the Partnership's participation in the development of the Gulf Coast Express Pipeline Project as a partner and shipper. The proposed pipeline would transport up to 1,700,000 dekatherms per day of natural gas from Waha to Agua Dulce, Texas, providing an outlet for increased natural gas production from the Permian Basin to growing markets along the Texas Gulf Coast. The 42-inch pipeline would traverse approximately 430 miles and is expected to be in service in the second half of 2019, pending shipper commitments.

CEO'S PERSPECTIVE
“We delivered a solid first quarter as the newly combined DCP. Our diversified asset portfolio provides us with clear line of sight to growth opportunities that extend our value chain as an integrated midstream service provider," said Wouter van Kempen, chairman, CEO and president of the Partnership. "I'm proud of how our employees are steadfast in delivering on operational excellence every day and advancing our DCP 2020 strategy."
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On April 25, 2017, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
The Partnership's distributable cash flow of $161 million for the three months ended March 31, 2017, provided a 1.04 times distribution coverage ratio based on distributions declared for the first quarter of 2017 and 1.33 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter.
FIRST QUARTER 2017 OPERATING RESULTS BY BUSINESS SEGMENT
Gathering and Processing
Gathering and Processing Segment net income attributable to partners for the three months ended March 31, 2017 and 2016 was $152 million and $120 million, respectively.
Adjusted segment EBITDA decreased to $211 million for the three months ended March 31, 2017, from $253 million for the three months ended March 31, 2016.  Included in adjusted EBITDA for the three months ended March 31, 2016 was $87 million related to a producer settlement in the DJ basin.

 After adjusting for this producer settlement, quarter over quarter adjusted segment EBITDA increased 27 percent, reflecting higher commodity prices, net of hedges, strong performance from our DJ Basin system in our North region, which benefited from higher margins and NGL recoveries and a small producer settlement in the first quarter of 2017; higher margins from contract realignment efforts in our Permian and Midcontinent regions, and lower costs as a as a result of the headcount reduction in April of 2016, other cost savings initiatives, and the disposition of our Northern Louisiana system in June 2016. These increases were partially offset by lower volumes across each of our regions primarily due to reduced drilling activity in prior periods and severe weather in January in our Midcontinent region.
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended March 31, 2017 and 2016 was $87 million and $94 million, respectively.
Adjusted segment EBITDA decreased to $92 million for the three months ended March 31, 2017, from $117 million for the three months ended March 31, 2016, reflecting lower distributions received from equity investments primarily due to pipeline maintenance in December of 2016 on our Sand Hills NGL pipeline, Front Range returning to a normalized distribution schedule and working capital timing, as well as lower unit margins in our wholesale propane business. Additionally, adjusted segment EBITDA in the first quarter 2016 reflected strong gas marketing settlements related to our commodity derivative program around our natural gas storage assets. The decrease was partially offset by higher pipeline throughput volumes on Sand Hills and growth associated with its capacity expansion in the second quarter 2016.
Other
Interest expense for the three months ended March 31, 2017 decreased compared to 2016 as a result of lower average outstanding debt balances. Corporate operating and maintenance and general and administrative expenses for the three months ended March 31, 2017 were lower compared to the three months ended March 31, 2016 primarily as a result of the headcount reduction in April of 2016, other cost savings initiatives, and the disposition of our Northern Louisiana system in July 2016.
CAPITALIZATION, LIQUIDITY AND FINANCING
At March 31, 2017 the Partnership had $5,225 million of total principal long-term debt outstanding, including $550 million of junior subordinated notes which are excluded from debt under the Partnership's credit facility leverage ratio calculation.
In February 2017, the Partnership amended its $1.25 billion senior unsecured revolving credit agreement that matures on May 1, 2019, or the Credit Agreement, increasing the size to approximately $1.4 billion and strengthening its covenant package. The Credit Agreement is used for working capital requirements and other general partnership purposes including growth and acquisitions. As of March 31, 2017, total available revolver capacity was $1,374 million, net of $24 million of letters of credit. The financial covenants set forth in the Credit Agreement limit the Partnership's ability to incur incremental debt by $1,106 million as of March 31, 2017. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended March 31, 2017, was approximately 4.6 times. The effective interest rate on the Partnership's overall debt position, as of March 31, 2017, was 5.5 percent. As of March 31, 2017, the Partnership had cash of $176 million.

During the first quarter of 2017, the Partnership did not issue any equity to the public. In conjunction with the Transaction, the Partnership issued 28,552,480 common units to DCP Midstream, LLC and 2,550,644 general partner units to DCP Midstream GP, LP, the General Partner of the Partnership.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three months ended March 31, 2017, the Partnership had expansion capital expenditures and equity investments totaling $55 million and maintenance capital expenditures totaling $15 million.
COMMODITY DERIVATIVE ACTIVITY
For the three months ended March 31, 2017, commodity derivative activity and total revenues included non-cash unrealized gains of $36 million, and non-cash unrealized losses of $45 million for the three months ended March 31, 2016. Net realized hedge cash settlements for the three months ended March 31, 2017 were payments of $5 million. Net realized hedge cash settlements for the three months ended March 31, 2016 were receipts of $63 million.
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. We also manage commodity price risk related to our natural gas storage and pipeline assets through our commodity derivative program. The commercial activities related to our natural gas storage and pipeline assets primarily consist of locking in spreads associated with the purchase and sale of gas. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
EARNINGS CALL
The Partnership will host a conference call webcast at 10:00 a.m. ET on Thursday, May 11, to discuss its first quarter 2017 results. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 10772567. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, adjusted segment EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
We define Adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) noncontrolling interest in depreciation and income tax expense, (iv) unrealized gains and losses from commodity derivatives, (v) impairment expense and (vi) certain other non-cash items for that segment.
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, interest expense, the impact of minimum volume receipt for throughput commitments and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. We compare the distributable cash flow we generate to the cash distributions we expect to pay and have paid to our partners. Using this metric, we compute our distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and 64,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the "Risk Factors" section of the Partnership's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016 (1)
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$1,933	$1,294
Transportation, processing and other	157	152
Trading and marketing gains, net	31	18
Total operating revenues	2,121	1,464
Purchases of natural gas and NGLs	(1,687)	(1,135)
Operating and maintenance expense	(167)	(179)
Depreciation and amortization expense	(94)	(95)
General and administrative expense	(62)	(62)
Other (expense) income	(10)	87
Total operating costs and expenses	(2,020)	(1,384)
Operating income	101	80
Interest expense, net	(73)	(79)
Earnings from unconsolidated affiliates	74	66
Income tax expense	(1)	(2)
Net income attributable to partners	101	65
Net loss attributable to predecessor operations	—	7
General partner's interest in net income	(42)	(31)
Net income allocable to limited partners	$59	$41

Net income per limited partner unit — basic and diluted	$0.41	$0.36

Weighted-average limited partner units outstanding — basic and diluted	143.3	114.7

	March 31,	December 31,
	2017	2016 (1)
	(Millions)

Cash and cash equivalents	$176	$1
Other current assets	804	993
Property, plant and equipment, net	9,047	9,069
Other long-term assets	3,552	3,548
Total assets	$13,579	$13,611

Current liabilities	$890	$1,123
Current portion of long-term debt	500	500
Long-term debt	4,709	4,907
Other long-term liabilities	230	228
Partners' equity	7,220	6,821
Noncontrolling interests	30	32
Total liabilities and equity	$13,579	$13,611

(1)
Includes the DCP Midstream Business, which the Partnership acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016 (1)
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$101	$65
Interest expense	73	79
Depreciation, amortization and income tax expense, net of noncontrolling interests	95	97
Distributions from unconsolidated affiliates, net of earnings	2	21
Other non-cash charges	10	—
Non-cash commodity derivative mark-to-market	(36)	45
Adjusted EBITDA	245	$307
Interest expense	(73)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(15)
Other, net	4
Distributable cash flow	$161	**

Net cash provided by operating activities	$144	$151
Interest expense	73	79
Net changes in operating assets and liabilities	66	36
Non-cash commodity derivative mark-to-market	(36)	45
Other, net	(2)	(4)
Adjusted EBITDA	245	$307
Interest expense	(73)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(15)
Other, net	4
Distributable cash flow	$161	**

(1)
Includes the DCP Midstream Business, which the Partnership acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016 (1)
	(Millions, except as indicated)
Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$152	$120
Non-cash commodity derivative mark-to-market	(31)	39
Depreciation and amortization expense	85	86
Distributions from unconsolidated affiliates, net of earnings	5	8
Adjusted segment EBITDA	$211	$253

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,580	5,431
NGL gross production (MBbls/d)	352	396
Operating and maintenance expense	$153	$161

Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$87	$94
Depreciation and amortization expense	4	4
Distributions from unconsolidated affiliates, net of earnings	(3)	13
Other charges	9	—
Non-cash commodity derivative mark-to-market	(5)	6
Adjusted segment EBITDA	$92	$117

Operating and financial data:
NGL pipelines throughput (MBbls/d)	427	399
Operating and maintenance expense	$9	$10

(1)
Includes the DCP Midstream Business, which the Partnership acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2017
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$161
Distributions declared	$155
Distribution coverage ratio - declared	1.04	x

Distributable cash flow	$161
Distributions paid	$121
Distribution coverage ratio - paid	1.33	x